[Exhibit 99.1 - Press Release]

PREMIER FURTHER REDUCES SHARES OUTSTANDING

Tampa, Florida -- June 3, 2004 -- Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN; Frankfurt: YP3; Berlin: YP3.BER) announces that its Board of Directors has cancelled 6,741,000 shares of its issued and outstanding common stock, Bringing the total number of shares issued and outstanding to 69,729,250. This is the third significant reduction of shares outstanding by Premier in recent months. The shares of common stock that were cancelled were owned principally by an early stage investor who is committed to long term development of Premier's business plan.

This cancellation was a necessary step for the Company to move forward with its pending non-dilutive acquisitions. Both acquisitions are nearing finalization of the necessary accounting and legal paperwork. Further information will be released upon completion of this paperwork.

Eric R. Boyer, Premier's President and CEO, commented, ``Continuing improvements in Premier's overall business allowed us to once again complete a sizable reduction in shares outstanding. We are still committed to enhancing existing stockholder valuations and strengthening our earnings per share results. And, we are encouraged by the number of investors we have who are willing to help us with those goals."

"We will also continue to explore additional reductions in shares outstanding, including a possible stock buyback, to further enhance our stockholders' levels of ownership and valuations,'' Mr. Boyer further commented.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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